Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 24, 2026 (which includes an explanatory paragraph related Haymaker Acquisition Corp V’s ability to continue as a going concern), relating to the financial statements of Haymaker Acquisition Corp V as of December 31, 2025 and for the period from November 25, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 24, 2026